EXHIBIT 10.1

Investment Management of America, Inc. contract with NMMI regarding the 3,000,000 shares of Preferred stock.

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                                  EXHIBIT 10.1

                        IMA CONTRACT WITH NMMI REGARDING
                                 PREFERRED STOCK

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                             MEMORANDUM OF AGREEMENT
                                 April 12, 2000

On the above date in Safety Harbor, Florida through their respective boards of directors Investment Management of America, Inc. and New Millennium Media International, Inc. reached an agreement and began implementation of the terms of the agreement as follows:
     1. New Millennium Media International, Inc. needed approximately three million shares of common stock to satisfy overdue contractual obligations of two individuals: W. Cole Leary - one million six hundred fifty six thousand six hundred seventy two (1,656,672) and Mark S. Western - one million three hundred forty three thousand three hundred twenty eight (1,343,328), for a total of three million shares of Common Stock in New Millennium Media International, Inc.
     2. New Millennium Media International, Inc. did not have available sufficient shares of common stock to satisfy this requirement, but had available ten million shares of preferred stock.
     3. Investment Management of America, Inc. is the owner of approximately twelve million shares of common stock in New Millennium Media International, Inc.
     4. New Millennium Media International, Inc. is intending to immediately commence the process of amending its corporate charter to increase its authorization of common stock by fifty million shares and to change the preferences of five million shares of its preferred stock by allowing voting rights.
     5. New Millennium Media International, Inc. and Investment Management of America, Inc. agree that Investment Management of America, Inc. will trade with New Millennium Media International, Inc. three million shares of its common stock for three million stares of New Millennium Media International, Inc. preferred stock provided that the preferences of the preferred stock will be changed so that it will have voting rights and all other advantages of the common stock and further provided that when New Millennium Media International, Inc. amends its articles of incorporation to increase the authorization amount for common stock, it will issue to Investment Management of America, Inc. three million shares of common stock in exchange for the three million shares of preferred stock owned by Investment Management of America, Inc.
     6. These two corporations have entered into this agreement in good faith in a genuine effort to expedite New Millennium Media International, Inc.'s efforts to increase its capital, i.e., "the Swartz transaction" and to permanently lay to rest the obligations to the two individuals mentioned above in paragraph one.
     7. The respective Minutes of Board of Directors meetings for the two contracting corporations that are dated April 12, 2000 pertaining to these issues of this agreement are included by reference in this agreement.

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     8.   The respective parties to this agreement  recognize and understand and agree that the contracting parties have board member(s) mutual to both contracting corporations and waive any conflict issues that do or could arise from such individuals that serve on both boards either directly or by stock ownership control.

Investment Management of America, Inc.

By /s/ Gerald C. Parker
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       Gerald C. Parker, Chairman of the Board

Attested by:

/s/ Larry G. Rightmyer
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Larry G. Rightmyer Secretary/VP/Operations

New Millennium Media International, Inc.

By /s/ John Thatch
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   John "JT" Thatch, President/CEO

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